Exhibit 99.1
Optelecom-NKF Reports First Quarter 2007 Results
GERMANTOWN, Md., May 2 /PRNewswire-FirstCall/ — Optelecom-NKF, Inc. (Nasdaq: OPTC) a leading global producer of advanced IP-video solutions, today announced results for its first fiscal quarter of 2007.
Revenues for the quarter totaled $8.8 million, a decline of 7% compared to revenues of $9.5 million for the same quarter last year. Gross profit was $4.9 million, or 56% of revenues, for the three months ended March 31, 2007. This compares to $5.7 million, or 59% of revenues, for the same quarter a year earlier.
The Company reported a loss of $375 thousand before taxes for its first quarter compared with a pretax profit of $863 thousand for the same period last year. Net income fell to a loss of $258 thousand or $(0.07) per diluted share compared with net income of $564 thousand or $0.16 per diluted share one year earlier. The Company accrued one-time charges of approximately $150,000 related to an organizational restructuring announced March 22nd.
“I am disappointed with our performance for the first quarter of 2007,” said Edmund Ludwig, Optelecom-NKF’s president and CEO. “Although first quarter results are historically lower than those of subsequent quarters due to seasonal factors, results this year fell short of our own initial expectations.”
“Sales declined on a year-over-year basis, primarily because of weakness in the U.S. market. While this was not entirely unanticipated, as the timing of large orders can impact results, it is not acceptable. In response, during March we implemented a restructuring plan to consolidate, realign, and streamline our management and business organization. These changes are expected to reduce costs by approximately $750 thousand for the balance of 2007.
“Beyond projected cost savings, one of the key drivers of this plan is establishing a dynamic new platform for the company’s operational success supported by an appropriately sized overhead and administrative structure. This single, unified operating structure will drive operational improvements. Our transition from our historic fiber optic roots to an internationally recognized, highly competitive, networked video security solutions company is well under way. Part of that transition requires us to bring our operating costs in line, which we will accomplish through this restructuring plan and other actions.”
“We are determined to take the steps necessary to reach and maintain sustainable profitability, to successfully grow our business, and realize the full potential of our Siqura product line.”

The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, among others: the ability of the Company to realize the anticipated results of the organizational restructuring plan ; the ability of the Company to develop and market products and communication solutions for the video surveillance, transportation, and business video markets; lack of reliable vendors, service providers, and outside products; unforeseen changes in competing technologies and products; worldwide economic variances; poor or delayed research and development results; and disparities between forecast and realized sales results. Other important factors that could cause actual results to differ materially are included but are not limited to those listed in Optelecom-NKF’s periodic reports and registration statements filed with the Securities and Exchange Commission. Optelecom-NKF does not assume any obligation to update information concerning its expectations.
Optelecom-NKF president and CEO Edmund Ludwig will lead a conference call to discuss first quarter 2007 results at 10:00 a.m. Eastern Time, Thursday, May 3, 2007.
Interested parties are welcome to call 866-831-5605 (International Dial In: 617-213-8851) and request the “Optelecom-NKF conference call” shortly before the designated start time. The telephone conference call will feature a question and answer segment with management. For those parties unable to participate in the live conference call, a replay will be available from noon following the teleconference until May 10, 2007. Those wishing to listen to the replay should call 888-286-8010 (International Dial In: 617-801-6888) and enter reservation number 32753111 when prompted.
The call is being web cast and can be accessed at http://www.earnings.com.

OPTELECOM-NKF, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31
(in thousands except earnings per share)

	2007	2006
	(Unaudited)	(Unaudited)
Revenues	$8,835	$9,515
Cost of goods sold	3,922	3,864

Gross profit	4,913	5,651

Operating expenses:
Sales and marketing	2,057	1,912
Engineering	1,376	1,113
General and administrative	1,348	1,361
Amortization of intangibles	183	96

Total operating expenses	4,964	4,482

(Loss) income from operations	(51)	1,169
Other expense, net:	324	306

(Loss) income before income taxes	(375)	863
(Benefit) provision for income taxes	(117)	299

Net (loss) income	$(258)	$564

Basic (loss) earnings per share	$(0.07)	$0.17

Diluted (loss) earnings per share	$(0.07)	$0.16

Weighted average common shares outstanding—basic	3,518	3,340

Weighted average common shares outstanding—diluted	3,518	3,543

Net (loss) income	$(258)	$564
Foreign currency translation	173	305

Comprehensive (loss) income	$(85)	$869

OPTELECOM-NKF, INC.
BALANCE SHEETS
AS OF MARCH 31, 2007 AND DECEMBER 31, 2006
(in thousands)

	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS Cash and cash equivalents	$4,099	$3,571
Accounts and contracts receivable, net	7,345	9,222
Inventories, net	6,042	5,759
Deferred tax asset—current	609	905
Prepaid expenses and other current assets	1,019	1,047

Total current assets	19,114	20,504

Property and equipment, net	2,686	2,488
Deferred tax asset—non-current	1,943	1,284
Goodwill	13,815	13,678
Intangible Assets, net	8,019	8,124
Other Assets	186	196

TOTAL ASSETS	$45,763	$46,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,592	$3,371
Accrued payroll	2,102	2,105
Bank line of credit	1,600	800
Current portion of notes payable	1,525	1,548
Taxes payable	651	577
Accrued warranty reserve	406	431
Commissions Payable	167	220
Current portion of capitalized leases	71	71
Other current liabilities	1,082	1,375

Total current liabilities	10,196	10,498

Notes payable	14,365	14,650
Deferred tax liability	2,089	2,102
Interest Payable	751	788
Capitalized leases	27	45
Other liabilities	251	248

Total liabilities	27,679	28,331

STOCKHOLDERS’ EQUITY
Common stock	106	105
Additional paid-in capital	14,722	14,497
Accumulated other comprehensive income	743	570
Treasury stock	(1,265)	(1,265)
Retained earnings	3,778	4,036

Total stockholders’ equity	18,084	17,943

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$45,763	$46,274